Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-182747) pertaining to the 2010 Equity Incentive plan of Champions Oncology Inc., of our report dated July 28, 2014, with respect to the consolidated financial statements of Champions Oncology, Inc., included in this Annual Report (Form 10-K) for the year ended April 30, 2015.

/s/ Ernst & Young LLP

Baltimore, Maryland

July 29, 2015